EXHIBIT 99.1

Contact:

Media	Investors
Jim Barron/Kim Levy/Kristin Celauro	Lanny Michael
Citigate Sard Verbinnen	CFO, Airborne, Inc
212/687-8080	206/830-1003

AIRBORNE SHAREHOLDERS APPROVE MERGER WITH DHL

SEATTLE, Washington, August 14, 2003 – Airborne, Inc. (NYSE: ABF) announced today at its annual shareholder meeting held in Seattle that its shareholders voted to approve the company’s proposed merger with DHL. At least 30.9 million votes were cast in favor of the transaction and related proposals, which represents 88.4 percent of the votes cast and 63.4 percent of the shares outstanding.

About Airborne, Inc.

Airborne, Inc. is the holding company for Airborne Express. For more than 50 years, Airborne Express has served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing customers time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers can select from a variety of services including same-day, next-morning, next-afternoon or second-day delivery, air freight, ocean service, and logistics management. Airborne employs over 22,000 people worldwide and achieved total revenues of $3,348 million in 2002.

About DHL

DHL is the world’s leading express and logistics company offering customers innovative and customized solutions from a single source. With global expertise in solutions, express, air and ocean freight and overland transport, DHL combines worldwide coverage with an in-depth understanding of local markets. DHL’s harmonized international network links more than 220 countries and territories worldwide. DHL continues to be at the forefront of technology and, with more than 150,000 dedicated employees, guarantees fast and reliable services aimed at exceeding customers’ expectations. Based in Brussels, Belgium, DHL is 100% owned by Deutsche Post World Net.

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